True Leaf Completes Amalgamation

Vernon, BC - December 14, 2020 - True Leaf Brands Inc. (CSE: MJ) (OTC Pink: TRLFD) (FSE: TLA) ("True Leaf" or the "Company") today announced that further to the press release issued on November 17, 2020, the amalgamation (the "Amalgamation") of 1273096 B.C. LTD. ("AcquireCo #1") and 1263809 B.C. LTD. ("AcquireCo #2") (together, the "AcquisitionCos") and a wholly-owned subsidiary of the Company ("Subco"), has closed.

"The closing of the Amalgamation is the last step of the restructuring process and puts us in a position to move forward with the Company," said True Leaf CEO Darcy Bomford. "We are happy to put a difficult year behind us and ready to blaze a trail into an exciting 2021."

The Amalgamation was undertaken to reacquire True Leaf Cannabis Inc. ("TLC") and True Leaf Investments Corp. ("TLI") which had been acquired by the AcquisitionCos as part of the Company's proposals to its creditors and restructuring under the Bankruptcy and Insolvency Act (Canada). The AcquisitionCos were at arm's length to the Company and were owned by private investors. TLC owns the property and licensed cannabis facility in Lumby, B.C., and TLI holds other related assets the Issuer considers valuable in conducting its business.

In addition, True Leaf is pleased to announce that in connection with the completion of the Amalgamation, it has agreed to appoint Andrew Gordon, Nathan Lidder and Mahdi Shams (the "Appointees") to its board of directors. The appointments are subject to, and will be effective upon, the completion of required Health Canada security clearances. Until completion of the security clearances, the Appointees will serve on a newly formed advisory board, where they will provide strategic advice to the Company. The Appointees bring extensive cannabis-related corporate finance, legal, regulatory and communications experience.

Pursuant to the amalgamation, the Company issued 17,416,980 post-consolidated common shares at a deemed price of $0.375 per share to the shareholders of the AcquisitionCos. The Company on closing now has 28,791,535 post-consolidated common shares issued and outstanding. No new insiders or new control persons were created as a result of the transaction.

A cash finder's fee of $20,000 is to be paid to an arm's length third party as a result of close of the Amalgamation.

About True Leaf

True Leaf Brands Inc. is a wellness company. Its True Leaf Cannabis Inc. division is a Licensed Producer and owner of True Leaf Campus, an 18,000 square foot facility located on a 40-acre site zoned for the cultivation, processing, and sale of cannabis in Lumby, British Columbia.

ir.trueleafbrands.com

Investor Contact:

Darcy Bomford

Interim Chief Executive Officer

darcy@trueleafbrands.com

250-260-0676

Forward-Looking Statements

This news release contains forward-looking statements, and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 and True Leaf hereby claims such safe harbor protection for all forward-looking statements. Forward-looking statements in this news release include - but are not limited to - statements related to the Consolidation, completion of the Amalgamation, the issuance of securities of the Company, and the composition of the Company's board of directors and management upon completion of the Amalgamation.

More particularly and without limitation, this release contains forward-looking statements and information relating to implementation of the business of the Company and the timing thereof and the appointment of the Appointees as directors upon completion of Health Canada security clearances. The forward-looking statements and information contained in this release are based on certain key expectations and assumptions made by True Leaf. The following are certain material assumptions on which the forward-looking statements and information contained in this release are based: the ability of the Company to continue as a going concern; the Company's liquidity position, and access to capital, to fund ongoing operations and obligations; the ability of True Leaf to stabilize its business and financial condition; the ability of True Leaf to implement and successfully achieve its business priorities; the ability of True Leaf to comply with its contractual obligations, including, without limitation, its obligations under its restructured debt arrangements; the general regulatory environment in which True Leaf operates; the tax treatment of True Leaf and the materiality of any legal and regulatory proceedings; the timing and size of development plans and capital expenditures; the accuracy of operating cost estimates.

Consequently, all of the forward-looking statements made in this press release are qualified by these and other cautionary statements or factors contained herein. There can be no assurance that the actual results or developments will be realized and, even if substantially realized, that they will have the expected effects on True Leaf. These forward-looking statements are made as of the date of this press release. Except as required by applicable securities legislation, True Leaf assumes no obligation to update publicly or revise any forward-looking statements to reflect subsequent information, events, or circumstances.

The Canadian Securities Exchange (operated by CNSX Markets Inc.) has in no way passed upon the merits of the proposed Transaction and has neither approved nor disapproved of the contents of this press release.